Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2022 First Quarter Results

•Revenue was $269.2 Million in Q1, up 17.3% versus Prior Year
•Record Diluted EPS of $1.14 in Q1, up 32.5% versus Prior Year
•Net Cash Provided by Operating Activities of $69.3 million and Free Cash Flow of $67.8 Million for First Quarter Fiscal 2022
•Raising Full-Year Fiscal 2022 Outlook to Reflect Strong Q1 Results, Expectations for Remainder of Year, and TheraTears Acquisition

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-August 5, 2021-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its first quarter ended June 30, 2021.

“We are very pleased with our strong first quarter results, which included double-digit revenue growth leading to our second highest level of quarterly revenue in the Company’s history. The performance benefited from our proven brand-building strategy, which continues to drive solid consumption and share gains across our portfolio of leading brands. In addition, our business also benefited from a significant increase in demand in certain categories and channels previously impacted by the COVID-19 virus. Our strong topline increased our net income by 32% and EBITDA by 13%,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

First Fiscal Quarter Ended June 30, 2021

Reported revenues in the first quarter of fiscal 2022 increased 17.3% to $269.2 million versus $229.4 million in the first quarter of fiscal 2021. The revenue performance for the quarter was driven by continued strong performance across many of the Company’s key brands versus their respective categories, and improved demand for certain brands, categories and channels that had been impacted by the COVID-19 virus in the prior year first quarter.

Reported net income for the first quarter of fiscal 2022 totaled $57.8 million, compared to the prior year quarter’s net income of $43.7 million. Diluted earnings per share of $1.14 for the first quarter of fiscal 2022 compared to $0.86 in the prior year comparable period.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for first quarter fiscal 2022 was $69.3 million, compared to $75.2 million during the prior year comparable period. Non-GAAP free cash flow in the first quarter of fiscal 2022 was $67.8 million compared to $72.6 million in the prior year first quarter. The change in free cash flow versus the prior year comparable period was attributable to the timing of receivables, partially offset by higher operating income.

The Company's net debt position as of June 30, 2021 was approximately $1.4 billion. During the first quarter the Company increased debt outstanding by $65 million in anticipation of the TheraTears acquisition closing. Subsequent to the quarter, on July 1, 2021 the Company completed a refinancing of its term loan, which now matures in 2028 and amends and replaces Prestige’s previous outstanding term loan at similar terms. Following the Akorn transaction, net debt was $1.6 billion and with an estimated covenant-defined leverage ratio of 4.3x.

Segment Review

North American OTC Healthcare: Segment revenues of $242.4 million for the first quarter of fiscal 2022 compared to the prior year comparable quarter's segment revenues of $210.7 million. The first quarter fiscal 2022 revenue performance was driven by strong performance across a majority of the Company’s key brands versus their respective categories and increased demand in certain COVID-19 impacted categories such as motion sickness and certain travel-related channels.

International OTC Healthcare: Segment fiscal first quarter 2022 revenues of $26.8 million increased from $18.7 million reported in the prior year comparable period. The revenue increase versus the prior year related primarily to an increase in consumer activity in Australia which drove a sharp rise in demand for Hydralyte and other COVID-19 impacted brands, along with a foreign currency benefit of approximately $2 million.

Commentary and Updated Outlook for Fiscal 2022

Ron Lombardi, Chief Executive Officer, stated, “Our strong first quarter performance included solid mid-single-digit growth for our baseline portfolio along with a ~$25M boost from a higher than anticipated rebound in COVID-impacted areas such as travel and Australia. While the strong performance was partially attributable to lapping an unusual prior year period, the attributes of our leading brands and our continued market share gains over the past twelve months have us well positioned to benefit as consumer habits continue to shift and evolve. This leaves us well-positioned to anticipate continued market share, revenue and earnings growth in the remainder of the year.”

“In addition, we anticipate the newly acquired TheraTears and other brands, acquired on July 1, to add incremental revenue and earnings to our base business momentum. The addition of TheraTears will further enhance Prestige’s leading eye care portfolio and generate additional long-term growth opportunities for the Company. We anticipate the acquisition of these brands generating approximately $40 million and $0.07 of revenue and Diluted EPS, respectively, to our fiscal ’22.”

“We are raising our fiscal 2022 financial outlook to reflect our strong first quarter results, continuation of the recovery of COVID-impacted brands experienced in the first quarter, continued solid momentum behind our base business, and the acquisition of TheraTears. We are off to a running start in fiscal 2022, which increases our conviction that our strategy continues to position for solid top- and bottom-line growth for the full-year and will enable our continued disciplined capital allocation strategy to lead to very strong shareholder returns,” Mr. Lombardi concluded.

	Prior Fiscal 2022 Outlook	Current Fiscal 2022 Outlook
Revenue	$957 to $962 million	$1,045 million or more
Organic Growth	1.5% to 2.0%	~6%
Adjusted Diluted EPS	$3.58 or more	$3.90 or more
Adjusted Free Cash Flow	$225 million or more	$245 million or more

Fiscal First Quarter 2022 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its first quarter results today, August 5, 2021 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 for the U.S. & Canada and 574-990-1016 internationally. The conference ID number is 5362477. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for approximately one week following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 5362477.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "strategy," "outlook," "projection," "may," "will," "would," "expect," "anticipate," "believe”, "enables," “positioned” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, adjusted earnings per share, and adjusted free cash flow, the consumption and market share gains for the Company’s products, the Company’s ability to benefit from changing consumer habits, the impact from the Company’s acquisition of TheraTears, the Company’s ability to execute on its capital allocation strategy, and the Company’s ability to create strong shareholder returns. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the COVID-19 pandemic and business and economic conditions, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to reduce costs. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2021 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories,

Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2021	2020
Total Revenues	$269,181	$229,394

Cost of Sales
Cost of sales excluding depreciation	108,335	94,124
Cost of sales depreciation	1,834	1,402
Cost of sales	110,169	95,526
Gross profit	159,012	133,868

Operating Expenses
Advertising and marketing	39,439	27,750
General and administrative	22,471	19,934
Depreciation and amortization	5,760	6,065
Total operating expenses	67,670	53,749
Operating income	91,342	80,119

Other (income) expense
Interest expense, net	15,077	21,941
Other (income) expense, net	(105)	10
Total other expense, net	14,972	21,951
Income before income taxes	76,370	58,168
Provision for income taxes	18,615	14,462
Net income	$57,755	$43,706

Earnings per share:
Basic	$1.15	$0.87
Diluted	$1.14	$0.86

Weighted average shares outstanding:
Basic	50,139	50,264
Diluted	50,671	50,808

Comprehensive income (loss), net of tax:
Currency translation adjustments	(1,492)	10,590
Unrecognized gain on interest rate swaps	520	309
Total other comprehensive (loss) income	(972)	10,899
Comprehensive income	$56,783	$54,605

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 30, 2021	March 31, 2021

Assets
Current assets
Cash and cash equivalents	$163,624	$32,302
Accounts receivable, net of allowance of $14,659 and $16,457, respectively	130,346	114,671
Inventories	105,546	114,959
Prepaid expenses and other current assets	9,008	7,903
Total current assets	408,524	269,835

Property, plant and equipment, net	69,825	70,059
Operating lease right-of-use assets	22,345	23,722
Finance lease right-of-use assets, net	8,344	8,986
Goodwill	577,840	578,079
Intangible assets, net	2,469,714	2,475,729
Other long-term assets	2,522	2,863
Total Assets	$3,559,114	$3,429,273

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$30,963	$45,978
Accrued interest payable	17,067	6,312
Operating lease liabilities, current portion	5,974	5,858
Finance lease liabilities, current portion	2,607	2,588
Other accrued liabilities	68,435	61,402
Total current liabilities	125,046	122,138

Long-term debt, net	1,545,352	1,479,653
Deferred income tax liabilities	439,428	434,050
Long-term operating lease liabilities, net of current portion	18,329	19,706
Long-term finance lease liabilities, net of current portion	6,157	6,816
Other long-term liabilities	8,555	8,612
Total Liabilities	2,142,867	2,070,975

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 54,211 shares at June 30, 2021 and 53,999 shares at March 31, 2021	542	540
Additional paid-in capital	503,588	499,508
Treasury stock, at cost - 4,151 shares at June 30, 2021 and 4,088 shares at March 31, 2021	(133,648)	(130,732)
Accumulated other comprehensive loss, net of tax	(20,773)	(19,801)
Retained earnings	1,066,538	1,008,783
Total Stockholders' Equity	1,416,247	1,358,298
Total Liabilities and Stockholders' Equity	$3,559,114	$3,429,273

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
(In thousands)	2021	2020
Operating Activities
Net income	$57,755	$43,706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,594	7,467
Loss on disposal of property and equipment	26	42
Deferred income taxes	5,876	6,147
Amortization of debt origination costs	759	1,400
Stock-based compensation costs	1,878	1,464
Non-cash operating lease cost	1,691	1,831
Other	—	50
Changes in operating assets and liabilities:
Accounts receivable	(15,879)	39,734
Inventories	9,384	51
Prepaid expenses and other current assets	(1,049)	(4,019)
Accounts payable	(15,551)	(32,386)
Accrued liabilities	18,439	11,588
Operating lease liabilities	(1,578)	(1,812)
Other	(40)	(109)
Net cash provided by operating activities	69,305	75,154

Investing Activities
Purchases of property, plant and equipment	(1,500)	(2,553)
Other	177	—
Net cash used in investing activities	(1,323)	(2,553)

Financing Activities
Term loan repayments	(20,000)	(56,000)
Borrowings under revolving credit agreement	85,000	—
Repayments under revolving credit agreement	—	(55,000)
Payments of finance leases	(638)	(336)
Proceeds from exercise of stock options	2,204	1,216
Fair value of shares surrendered as payment of tax withholding	(2,916)	(1,242)
Net cash provided by (used in) financing activities	63,650	(111,362)

Effects of exchange rate changes on cash and cash equivalents	(310)	1,942
Increase (decrease) in cash and cash equivalents	131,322	(36,819)
Cash and cash equivalents - beginning of period	32,302	94,760
Cash and cash equivalents - end of period	$163,624	$57,941

Interest paid	$3,389	$5,571
Income taxes paid	$2,388	$2,182

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended June 30, 2021
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	242,393	26,788	269,181
Cost of sales	99,404	10,765	110,169
Gross profit	142,989	16,023	159,012
Advertising and marketing	35,230	4,209	39,439
Contribution margin	$107,759	$11,814	$119,573
Other operating expenses			28,231
Operating income			$91,342
*Intersegment revenues of $1.0 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended June 30, 2020
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$210,658	$18,736	$229,394
Cost of sales	87,827	7,699	95,526
Gross profit	122,831	11,037	133,868
Advertising and marketing	24,680	3,070	27,750
Contribution margin	$98,151	$7,967	$106,118
Other operating expenses			25,999
Operating income			$80,119
* Intersegment revenues of $1.0 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow, Non-GAAP Adjusted Diluted EPS, and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Non-GAAP Adjusted Free Cash Flow: Calculated as Non-GAAP free cash flow plus cash payments associated with acquisition.
•Non-GAAP Adjusted Diluted EPS: Calculated as GAAP Diluted EPS before costs associated with acquisition.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,560,000 at June 30, 2021) less cash and cash equivalents ($163,624 at June 30, 2021). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended June 30,
	2021	2020
(In thousands)
GAAP Total Revenues	$269,181	$229,394
Revenue Change	17.3%
Adjustments:
Impact of foreign currency exchange rates	—	3,543
Total adjustments	—	3,543
Non-GAAP Organic Revenues	$269,181	$232,937
Non-GAAP Organic Revenue Change	15.6%

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin:

	Three Months Ended June 30,
	2021	2020
(In thousands)
GAAP Net Income	$57,755	$43,706
Interest expense, net	15,077	21,941
Provision for income taxes	18,615	14,462
Depreciation and amortization	7,594	7,467
Non-GAAP EBITDA	$99,041	$87,576
Non-GAAP EBITDA Margin	36.8%	38.2%

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow:

	Three Months Ended June 30,
	2021	2020
(In thousands)
GAAP Net Income	$57,755	$43,706
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	17,824	18,401
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(6,274)	13,047
Total adjustments	11,550	31,448
GAAP Net cash provided by operating activities	69,305	75,154
Purchases of property and equipment	(1,500)	(2,553)
Non-GAAP Free Cash Flow	$67,805	$72,601

Outlook for Fiscal Year 2022:

Reconciliation of Projected GAAP Diluted EPS to Projected Non-GAAP Adjusted Diluted EPS:

Projected FY'22 GAAP Diluted EPS	$3.80
Adjustments:
Costs associated with acquisition (1)	0.10
Total Adjustments	0.10
Projected Non-GAAP Adjusted Diluted EPS	$3.90
(1) Items related to acquisition represent costs related to integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs, and certain costs related to the consummation of the acquisition process such as costs associated with refinancing our Term Loan, insurance costs, legal and other acquisition-related professional fees.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

(In millions)
Projected FY'22 GAAP Net cash provided by operating activities	$240
Purchases of property and equipment	(10)
Projected Non-GAAP Free Cash Flow	230
Payments associated with acquisition (1)	15
Projected Non-GAAP Adjusted Free Cash Flow	$245
(1) Payments related to acquisition represent costs related to integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs, and certain costs related to the consummation of the acquisition process such as costs associated with refinancing our Term Loan, insurance costs, legal and other acquisition-related professional fees.